SUB-ITEM 77M:  Mergers (page 1 of 2)
A special meeting (Meeting) of the shareholders of The Arbor Funds (Trust) was held One Freedom Valley Drive, Oaks PA 19456, at 2:00 p.m. (Eastern time), on August 21, 2002.
At the Meeting, shareholders approved an Agreement and Plan of Reorganization between the Trust and Golden Oaks(r) , on behalf of its corresponding series, (New Funds), whereby the New Funds would acquire all of the assets of the Trust in exchange for shares of the New Funds to be distributed pro rata by the Trust to its shareholders in complete liquidation and termination of the Trust (Reorganization). As a result, effective August 26, 2002, each shareholder of the Trust became the owner of New Fund shares having a total net asset value equal to the total net asset value of his or her holdings in the Trust.
The Board of Trustees, at its meeting on May 14- May 17, 2002, unanimously voted to approve the Reorganization.
The Agreement and Plan of Reorganization for this reorganization is hereby incorporated by reference from the definitive Proxy Statement filed with the SEC on July 23, 2002.











SUB-ITEM 77M:  Mergers (page 2 of 2)

Pursuant to the Securities Act of 1933, as amended, and the General Rules and Regulations thereunder, a Registration Statement on Form N-14, SEC File No. 333-90412, was filed on June 13 and amended on July 16, 2003. This filing relates to an Agreement and Plan of Reorganization whereby Golden Oaks(r)(Surviving Fund), acquired all of the assets of The Arbor Fund's Golden Oaks Portfolios (Acquired Fund), in exchange for shares of the Surviving Fund. Shares of the Surviving Fund were distributed on a pro rata basis to the shareholders of the Acquired Fund in complete liquidation and termination of the Acquired Fund. As a result, effective August 26, 2003, each shareholder of the Acquired Fund became the owner of Surviving Fund shares having a total net asset value equal to the total net asset value of his or her holdings in the Acquired Fund.

The Agreement and Plan of Reorganization providing for the transfer of the assets of the Acquired Fund to the Surviving Fund was approved by the Board of Directors at their Special Meeting held on May 14-May 17, 2003 and was also approved by Acquired Fund shareholders at a Special Meeting held on August 21, 2003.

The Agreement and Plan of Reorganization for this merger is hereby incorporated by reference from the definitive Prospectus/Proxy
Statement filed with the SEC on July 23, 2003.